Exhibit 99.1

Biomet, Inc. to Commence Mailing of Definitive Proxy Materials to Shareholders for
Approval of Proposed Acquisition by Private Equity Consortium

Warsaw, IN — April 24, 2007 — Biomet, Inc. (Nasdaq: BMET) (“Biomet”) today announced that it will commence mailing this week of its definitive proxy materials to shareholders for approval for the proposed acquisition of Biomet by an entity currently controlled by private equity funds sponsored by each of The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts and Texas Pacific Group (the “Sponsor Group”). On December 18, 2006, Biomet announced that it had entered into an agreement to be acquired by the Sponsor Group in a merger transaction. The Sponsor Group has agreed to pay $44.00 in cash, without interest, for each common share of Biomet upon the closing of the merger. Biomet has scheduled a special meeting of shareholders for Friday, June 8, 2007 to consider and vote on the merger agreement and related transactions.  Biomet’s shareholders of record as of April 20, 2007 will be entitled to vote at the special meeting.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, Biomet filed with the SEC a definitive proxy statement, which will be mailed to the shareholders of Biomet on or about April 25, 2007. Biomet’s shareholders are urged to read the definitive proxy statement because the definitive proxy statement contains important information about the acquisition and Biomet. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by Biomet by going to Biomet’s Investor Relations page on its corporate website at http://www.Biomet.com.

Biomet and its officers and directors may be deemed to be participants in the solicitation of proxies from Biomet’s shareholders with respect to the merger. Information about Biomet’s executive officers and directors and their ownership of Biomet stock is set forth in the definitive proxy statement. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Biomet and its respective executive officers and directors in the merger by reading the definitive proxy statement filed with the SEC.